Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Shareholders

Lexington Corporate Properties Trust:

We consent to the incorporation by reference in the registration statement on Amendment No.1 to Form S-4 of Lexington Corporate Properties Trust of our reports dated March 10, 2006 with respect to the consolidated balance sheets of Lexington Corporate Properties Trust and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, the related financial statement schedule as of December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Lexington Corporate Properties Trust incorporated herein by reference, and to the reference to our firm under the headings “Experts” in the registration statement.

(signed) KPMG LLP

New York, New York

September 25, 2006